UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2023

ALIMERA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6310 Town Square, Suite 400 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ALIM	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

The description of the issuance of Common Stock and the Pre-Funded Warrants upon the Mandatory Conversion (each as defined herein) set forth in Item 3.03 below is incorporated by reference into this Item 3.02.

Item 3.03. Material Modification to Rights of Security Holders.

As previously disclosed, the Certificate of Designation of Series B Convertible Preferred Stock (as amended, the “Certificate of Designation”) of Alimera Sciences, Inc. (the “Company”) provided that the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”) (including any accrued but unpaid dividends) would automatically convert at the then-applicable conversion price (the “Mandatory Conversion”) in full into the Company’s common stock (the “Common Stock”) and pre-funded common stock warrants (the “Pre-Funded Warrants”) following approval by the Company’s stockholders of the issuance of shares of Common Stock upon conversion of the Series B Preferred and the issuance of shares of Common Stock upon exercise of certain warrants (such approval, the “Stockholder Approval”). Stockholder Approval was received at the Company’s 2023 annual meeting of stockholders held on August 1, 2023, and the Company designated August 15, 2023 as the date for Mandatory Conversion.

In connection with the Mandatory Conversion, on August 15, 2023, the Company issued 43,617,114 shares of Common Stock, and Pre-Funded Warrants exercisable for 2,000,000 shares of Common Stock, to holders of Series B Preferred. Immediately following Mandatory Conversion, as of August 15, 2023, the Company had outstanding (i) 52,418,841 shares of Common Stock, (ii) 2,000,000 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, and (iii) 1,600,000 shares of Common Stock issuable upon exercise of certain warrants (the “Warrants”) which are exercisable upon the earlier of (a) a change of control of the Company (as defined in the Purchase Agreement, as defined below) and (b) March 24, 2024.

Following the Mandatory Conversion, on August 15, 2023, the Company filed a certificate of elimination (the “Certificate of Elimination”) to the Certificate of Designation with the Secretary of State of the State of Delaware. The Certificate of Elimination is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 5.01. Changes in Control of Registrant.

As previously disclosed, pursuant to the Securities Purchase Agreement by and among the Company and the purchasers party thereto, dated as of March 24, 2023 (as amended, the “Purchase Agreement”), for so long as each of Velan Capital Master Fund LP and an affiliate (collectively, “Velan”) and a fund and accounts managed by Caligan Partners LP (collectively, “Caligan”) holds 50% or more of the shares of Common Stock such investor and its affiliates acquired pursuant to the Purchase Agreement (calculated on an as-converted basis based on the applicable conversion price), such investor and its affiliates shall have the right to designate two directors for election to the Board of Directors (the “Board”) of the Company. Notwithstanding the foregoing, if any such investor’s ownership position in the Company is materially reduced, whether through sales by such investor or additional issuances by the Company, such right shall be concomitantly reduced in any year if required by applicable Nasdaq listing rules. Each of Velan and Caligan acquired the securities issued pursuant to the Purchase Agreement for an aggregate purchase price of $23.5 million and $28.5 million, respectively.

Following Mandatory Conversion, the Company believes that Velan holds, directly or indirectly, approximately 26% of the Common Stock and Caligan holds, directly or indirectly, approximately 32% of the Common Stock. Each of Velan and Caligan also holds 800,000 shares of Common Stock underlying Warrants. Based on the respective share ownership and Board designation rights held by each of Velan and Caligan and their respective affiliates, a change of control of the Company may have been deemed to occur in connection with the Mandatory Conversion.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 above is incorporated by reference into this Item 5.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Elimination of Series B Convertible Preferred Stock
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: August 15, 2023	By:	/s/ Russell L. Skibsted
	Name:	Russell L. Skibsted
	Title:	Chief Financial Officer